ARTICLES OF MERGER
                                       OF
                                NOVAVISION, INC.
                                      INTO
                              NV ACQUISITION, INC.


         NV Acquisition, Inc., a corporation organized under the laws of North Carolina (the "Surviving Corporation"), hereby submits these Articles of Merger for the purpose of merging NovaVision, Inc., a corporation organized under the laws of North Carolina (the "Merging Corporation"), into the Surviving
Corporation:

I. The following Plan of Merger was duly approved in the manner prescribed by law by the shareholders of each of the corporations participating in the merger:

        A.      CORPORATIONS PARTICIPATING IN MERGER

        NovaVision, Inc., a North Carolina corporation ("the "Merging Corporation"), shall merge with and into NV Acquisition, Inc., a North Carolina corporation, which shall be the surviving corporation (the "Surviving Corporation").

        B.      NAME OF SURVIVING CORPORATION

        After the merger, the Surviving Corporation shall have the name "NovaVision, Inc."

        C.      TERMS AND CONDITIONS OF THE MERGER.

        The merger of the Merging Corporation into the Surviving Corporation shall be effected pursuant to the following terms and conditions:

                1. Upon the merger's becoming effective, the corporate existence of the Merging Corporation shall be merged into the Surviving Corporation, and the corporate existence of the Surviving Corporation will continue. Except insofar as the same may be continued by law or to carry out the purposes of this Plan of Merger and except as continued in and merged into the Surviving Corporation, the separate existence of the Merging Corporation shall cease as of the Effective Time and the Surviving Corporation shall be the successor of the Merging Corporation. The time when the merger becomes effective is hereinafter referred to as the "Effective Time."

                2. The Articles of Incorporation and bylaws of NV Acquisition, Inc. as of the Effective Time shall be the Articles of Incorporation and bylaws, respectively, of the Surviving Corporation, until altered, amended or repealed as provided therein.



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                3. The directors and officers of NV Acquisition, Inc. as of the
        Effective Time shall be the directors and officers of the Surviving Corporation until their successors are elected or appointed according to the bylaws of the Surviving Corporation.

        D.      CONVERSION OF SHARES

        At the Effective Time, the outstanding shares of the corporations participating in the merger will be converted and exchanged as follows:

                1. Surviving Corporation. The outstanding shares of NV Acquisition, Inc. will not be converted, exchanged, or altered in any manner as a result of the merger and will remain outstanding as shares of the Surviving Corporation.

                2. Merging Corporation. Upon the merger's becoming effective, each outstanding share of the Merging Corporation will be converted into shares of the Surviving Corporation as follows:

                         (a) Each share of common stock, $1.00 par value per share, of the Merging Corporation shall be converted into one (1) share of Series A Preferred Stock, no par value per share, of American Consolidated Laboratories, Inc. a Florida corporation.

                         (b) Each share of Series A Redeemable Preferred Stock, $1.00 par value per share, of the Merging Corporation shall be converted into one (1) share of Series A Preferred Stock, no par value per share, of American Consolidated Laboratories, Inc.

                         (c) Each share of Series B Redeemable Convertible Preferred Stock, $1.00 par value per share, of the Merging Corporation shall be converted into 0.3125 shares of common stock, $0.05 par value per share, of American Consolidated Laboratories, Inc.

                         (d) No fractional shares will be issued. Any shareholder of stock of the Merging Corporation who would otherwise be entitled to receive five-tenths (0.5) or more of a share will instead receive an additional whole share, and any shareholder who would otherwise be entitled to less than five-tenths (0.5) of a share will not receive any consideration for such fractional interest.

        E.      AMENDMENTS TO ARTICLES OF INCORPORATION

        The Articles of Incorporation of the Surviving Corporation is amended by the Articles of Merger to change the name of the Surviving Corporation to NovaVision, Inc.


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        F.      ABANDONMENT

        After approval of this Plan by the shareholders of the Merging Corporation and the Surviving Corporation, and at any time prior to the merger's becoming effective, the Boards of Directors of the merging corporations may, in their discretion, abandon the merger.

II. The merger will become effective upon the filing of these Articles of Merger with the Secretary of State of North Carolina.

        This the 7th day of May, 1997.

                               NV ACQUISITION, INC.


                               By:/s/ Joseph A. Arena
                                  --------------------------------------------
                                      Joseph A. Arena, Chief Executive Officer


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